Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Annual Meeting of Shareholders — November 29, 2001

The Avnet, Inc. (NYSE:AVT) Annual Meeting of Shareholders will be held on Thursday, November 29, 2001 at 2:00 pm (Phoenix Time) at the Wyndham Buttes Resort, 2000 Westcourt Way, Tempe, AZ 85282

For those shareholders unable to attend the meeting, a teleconference of the meeting will be available as follows:

•	Date: Thursday, November 29, 2001

•	Time: 4:00 pm ET / 3:00 pm CT / 2:00 pm MT / 1:00 pm PT

•	Phone: (719) 457-2657

Individuals who do not have an opportunity to participate in the teleconference can access the replay approximately 2-3 hours after the call ends. The replay will be available until Friday, December 7, 2001.

•	Replay #: (719) 457-0820

•	Confirmation #: 744717

Management of Avnet, Inc. may, from time to time, comment on expectations relative to Avnet’s future financial performance during discussions with investors, the media, investment analysts, and others. To the extent management’s expectations differ during those discussions from the comments made by management, such new expectations will be posted on the Investor Relations home page of Avnet’s web site.

If you have any questions, please contact Lillie Scarna, Manager of Shareholder Services, at (480) 643-7291 or lillie.scarna@avnet.com

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.